EXHIBIT 21.1
LIST OF SUBSIDIARIES OF SHILOH INDUSTRIES, INC.
The following is a list of the subsidiaries of Shiloh Industries, Inc., a Delaware corporation (the “Corporation”). The common stock of all the corporations listed below is wholly owned, directly or indirectly, by the Corporation. If indented, the Corporation is a wholly owned subsidiary of the corporation under which it is listed unless otherwise noted.

Name of Corporation	State of Incorporation
Shiloh Corporation	Ohio
The Sectional Die Company	Ohio
Sectional Stamping, Inc.	Ohio
Medina Blanking, Inc.(1)	Ohio
Liverpool Coil Processing, Incorporated	Ohio
VCS Properties, LLC	Ohio
Greenfield Die & Manufacturing Corp.	Michigan
Shiloh Incorporated	Michigan
C & H Design Company	Michigan
Jefferson Blanking Inc.	Georgia
Shiloh Automotive, Inc.	Ohio
Shiloh de Mexico S.A. de C.V.(2)	Mexico
Shiloh Internacional S.A. de C.V.(3)	Mexico
Shiloh Industries, Inc. Dickson Manufacturing Division	Tennessee
Shiloh Die Cast LLC	Ohio
Albany Chicago Company, LLC	Wisconsin
Shiloh Die Cast Midwest, LLC	Ohio

(1)	Medina Blanking, Inc. is 22% owned by the Corporation and 78% owned by Shiloh Corporation.

(2)	Shiloh de Mexico S.A. de C.V. is owned 100% by the Corporation.

(3)	Shiloh Internacional S.A. de C.V. is owned 98% by the Corporation and 2% by Shiloh de Mexico S.A. de C.V.